                                                                    Exhibit 11.1

Type:    EX-11             Net Income Per Share

ELECTRONICS BOUTIQUE HOLDINGS CORP. AND SUBSIDIARIES
NET INCOME PER SHARE

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

                                                    Thirteen weeks ended        Twenty-six weeks ended
                                                 ---------------------------------------------------------
                                                    July 29,     July 31,       July 29,      July 31,
                                                      2000         1999           2000          1999
                                                 ---------------------------------------------------------
Net income (loss)                                $(2,006,158)    $   549,484    $   397,358    $ 3,421,953
                                                 ===========     ===========    ===========    ===========

Weighted average shares outstanding - basic       22,229,979      20,169,215     22,226,712     20,169,208

Dilutive effect of stock options                        --           186,380        157,344        164,918
                                                 -----------     -----------    -----------    -----------

Weighted average shares outstanding - diluted     22,229,979      20,355,595     22,384,056     20,334,126
                                                 ===========     ===========    ===========    ===========

Net income (loss) per share - basic              $     (0.09)    $      0.03    $      0.02    $      0.17
                                                 ===========     ===========    ===========    ===========

Net income (loss) per share - diluted            $     (0.09)    $      0.03    $      0.02    $      0.17
                                                 ===========     ===========    ===========    ===========

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